Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 21, 2006, in the Registration Statement (Form S-1) and related Prospectus of Cadence Pharmaceuticals, Inc. for the registration of its shares of common stock to be filed with the Securities and Exchange Commission on or about July 17, 2006.

/s/ Ernst & Young LLP

San Diego, California
July 14, 2006